EXHIBIT 99.1

Tiptree Announces $20 Million Stock Repurchase Program
NEW YORK--(BUSINESS WIRE)—March 19, 2018— Tiptree Inc. (NASDAQ:TIPT) (the “Company”) today announced that it has engaged a broker in connection with a share repurchase program for the daily repurchase of up to $10 million of the Company’s outstanding Class A common stock (“Shares”). The Shares repurchased will be held at a subsidiary as treasury shares and will not be outstanding for accounting or voting purposes.
In addition, the Company’s Board of Directors extended the Company’s authorization to make additional block repurchases of up to $10 million of Shares in the aggregate, at the discretion of the Company's Executive Committee. Consistent with the previous authorization, the Company expects such share repurchases to be made from time to time in the open market or through privately negotiated transactions, or otherwise, subject to applicable laws and regulations. The timing of such share repurchases will depend on a variety of factors, including but not limited to, stock price, trading volume and general market conditions. The Company may repurchase less than the combined $20 million of Shares indicated above.

About Tiptree

Tiptree Inc. (NASDAQ: TIPT) is a holding company that combines insurance operations with investment management expertise. The Company’s principal operating subsidiary is a leading provider of specialty insurance products and related services, including credit protection, warranty, and programs which underwrite niche personal and commercial lines of insurance. The Company also allocates capital across a broad spectrum of investments, which is referred to as Tiptree Capital. Today, Tiptree Capital consists of asset management operations, mortgage operations and other investments. For more information, please visit www.tiptreeinc.com.

Cautionary Statement Regarding Forward-Looking Statements

This release contains “forward-looking statements” which involve risks, uncertainties and contingencies, many of which are beyond the Company’s control. All statements contained in this release that are not clearly historical in nature are forward-looking, and the words “expect,” “intend,” “may,” “might,” “plan,” “will,” or similar expressions are intended to identify forward-looking statements. The forward-looking statements are not guarantees of future performance and are subject to risks, uncertainties and other factors, many of which are beyond our control, are difficult to predict and could cause actual results to differ materially from those expressed or forecast in the forward-looking statements. Our actual results could differ materially from those anticipated in these forward-looking statements as a result of various factors, including, but not limited to those described in the section entitled “Risk Factors” in the Company’s Annual Report on Form 10-K, and as described in the Company’s other filings with the Securities and Exchange Commission. Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as to the date of this release. Except as required by laws, the Company undertakes no obligation to update any forward-looking statements.
Tiptree Inc.
Investor Relations, 212-446-1400
ir@tiptreeinc.com